Filed Pursuant to Rule 433

Registration Statement No. 333-228179

Dated September 5, 2019

Final Term Sheet

Evergy, Inc.

$800,000,000 2.45% Notes due 2024 (the “2024 notes”)

$800,000,000 2.90% Notes due 2029 (the “2029 notes”)

(collectively, the “notes”)

	2024 Notes	2029 Notes

Issuer:	Evergy, Inc.

Trade Date:	September 5, 2019

Settlement Date:	September 9, 2019 (T+2)

Expected Ratings*:	Moody’s Investors Service, Inc.: Baa2 (stable) S&P Global Ratings: BBB+ (stable)

Title of Securities:	2.45% Notes due 2024	2.90% Notes due 2029

Principal Amount:	$800,000,000	$800,000,000

Maturity Date:	September 15, 2024	September 15, 2029

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on March 15, 2020	Semi-annually on March 15 and September 15, beginning on March 15, 2020

Coupon (Interest Rate):	2.45%	2.90%

Benchmark Treasury:	1.250% due August 31, 2024	1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	99-031⁄4 / 1.437%	100-16 / 1.570%

Spread to Benchmark Treasury:	+105 basis points	+135 basis points

Yield to Maturity:	2.487%	2.920%

Price to Public:	99.826% of the principal amount plus accrued interest from September 9, 2019, if settlement occurs after that date	99.827% of the principal amount plus accrued interest from September 9, 2019, if settlement occurs after that date

Optional Redemption Provisions:

Make-Whole Call:	At any time prior to August 15, 2024 (the date that is one month prior to the maturity date of the 2024 notes (the “2024 par call date”)), in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2024 notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 notes being redeemed that would be due if they matured on the 2024 par call date (exclusive of interest accrued to the redemption date), discounted to the date of redemption on a semi-annual basis at the Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date	At any time prior to June 15, 2029 (the date that is three months prior to the maturity date of the 2029 notes (the “2029 par call date”)), in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2029 notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 notes being redeemed that would be due if they matured on the 2029 par call date (exclusive of interest accrued to the redemption date), discounted to the date of redemption on a semi-annual basis at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date

Par Call:	On or after the 2024 par call date, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2024 notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date	On or after the 2029 par call date, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2029 notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP / ISIN :	30034W AA4/US30034WAA45	30034W AB2/US30034WAB28

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Co-Manager:	Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. or Wells Fargo Securities, LLC by calling BofA Securities, Inc. toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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